DISTRIBUTORSHIP AGREEMENT

      This is an Agreement dated the 2nd day of October 2004 which is entered into by and between CTC CABLE CORPORATION, a corporation organized under the laws of Nevada, located at 2026 McGaw Avenue., Irvine, CA 92614-0911 ("CTC"), and GENERAL CABLE INDUSTRIES, INC., a corporation organized under the laws of Delaware, located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076 (the "Distributor").

                                   BACKGROUND

      CTC is engaged in the manufacture, marketing and sale of ACCC core and related products and desires to appoint the Distributor as a non-exclusive distributor for CTC, which requires the purchase of CTC's products by the Distributor for resale to certain classes of customers in the specified territory.

      The Distributor is ready, willing and able to accept such appointment and to perform its obligations set forth in this Agreement.

      In consideration of the premises and the mutual promises set forth below, the parties agree as follows:

1.    APPOINTMENT OF THE DISTRIBUTOR

      On the terms and conditions set forth in this Agreement, CTC appoints the Distributor, on a non-exclusive basis, as a Distributor for the marketing and sale of the following designated products which are manufactured or offered for sale by CTC (the "Products"):

     all ACCC cable wrapped by Distributor and conforming within acceptable variances with all relevant and applicable ASTM standards. As used herein,
      ACCC means all aluminum conductor composite core (the "Core") cable.

only within the territory designated below (the "Territory"):

                                U.S. and Canada

and to the following classes of customers (the "Customers"):

                            All classes of Customers

CTC shall have the right during the term of this Agreement to sell the Products directly to any Customers in the Territory, and to appoint other sales agents or distributors to sell Products in the Territory.


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      The Distributor may fill orders received from Customers for Products to be installed and operated within the Territory, but in no event may the Distributor engage in promotional or marketing activities relating to the Products outside the Territory or solicit customers for the Products that are located outside the Territory.

2.    DUTIES OF THE DISTRIBUTOR

      The Distributor accepts the appointment and agrees to use its best efforts to market and sell the Products in the Territory for use within the Territory. In order to develop the full sales potential of the Territory, the Distributor agrees that all of the following duties are essential obligations of this Agreement and that it will perform the following duties to the satisfaction of CTC at its own expense:

      a. Promotion and Marketing. It is the intention of the parties to enter into a Cooperative Merchandising Agreement ("COOP Agreement"). Any obligations of the parties that arise as a result of entering into the COOP Agreement will be as set forth therein. The Distributor will assist CTC in promotional and marketing activities in the Territory such as distribution of printed literature offered by CTC to current and prospective Customers. The Products will at all times be designated by their correct corporate names and identified as the Products of CTC being offered for sale by the Distributor in its role as independent distributor of CTC's Products.

      b. Places of Business and Inventory. The Distributor will establish, staff and maintain such place (or places) of business in the Territory as may be necessary to provide good Customer support and marketing coverage in the Territory.

      c. Coordination. The Distributor will coordinate its sales efforts with CTC, and keep CTC fully informed of its activities and of all laws, rules or codes in the Territory relating to carrying on its distribution business and selling the Products of CTC. To these ends, the Distributor will:

            (i) effectively and promptly follow up leads and referrals provided by CTC and keep CTC informed as to the results;

            (ii) arrange for calls to be made by its salesmen accompanied by personnel of CTC when such calls are deemed appropriate by CTC;

            (iii) furnish CTC with copies of such documentation relating to the sales of the Products as CTC may request;

            (iv) convey to CTC any information which may be of value or interest to CTC that may come to the attention of the Distributor concerning market conditions, political or legal developments, customers, and prospects.


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      d. Sales Plan. Distributor shall seek the review by and obtain the written approval of CTC for all of Distributor's sales and marketing plans for Distributor's Territory.

      e. General Conduct. The Distributor will at all times conduct its business in a lawful and proper manner such as will reflect favorably on CTC and the Products. The Distributor shall be responsible for complying with all laws, regulations, codes and rules applicable to the performance of its duties hereunder. The Distributor will not engage in any deceptive, misleading, or illegal business practices. The Distributor will not design, manufacture, or market, nor will it act as a representative or distributor for, any products which compete with the Products or any other products of CTC without CTC's prior written consent. The Distributor will disclose to CTC the identities of all wire and cable products and manufacturers which it distributes or represents and will notify CTC of contemplated additions prior to making new commitments. The complete list of existing products which compete with the Products of CTC are identified in Exhibit A.

      f. Compliance with Policies. Because failure to comply with the CTC's policies and procedures regarding sales, marketing, and the distribution of Products could adversely and substantially affect CTC's interests, the Distributor shall comply at all times with CTC's policies regarding sales, marketing, and the distribution of Products.

      g. Record Keeping. The Distributor shall establish and maintain records of its sales and transactions in sufficient detail to permit identification and destination of each of the Products sold by the Distributor. The records shall be provided to CTC on a quarterly basis.

      h. Inspection. CTC shall have the right on reasonable notice to visit the Distributor's places of business for the purpose of verifying satisfaction by the Distributor of all its duties under this Agreement.

3.    PURCHASE OF THE PRODUCTS

      a. Purchase Orders. Purchases of the Products hereunder shall be made by delivery to CTC of the Distributor's written purchase orders specifying in reasonable detail the types, quantities, and desired delivery dates of the Products ordered. Orders will be placed for delivery of the Products by CTC on an F.O.B. Distributor's dock basis with pricing in US dollars for Product wrapped and stored at Distributor's facility. Orders will be placed for delivery of Products by CTC on an F.O.B. CTC's dock basis with pricing in US dollars for Products stored at CTC's facility.

            The orders filled pursuant to this Agreement are governed by the Purchase Order Terms and Conditions ("Purchase Order"), incorporated herein by reference. Any inconsistencies between the Distributorship Agreement and the Purchase Order(s) shall be governed by the Purchase Order. Purchase orders shall be in the form as attached hereto as Exhibit B. The Purchase Orders may not be changed without written agreement between the parties and shall be deemed accepted on receipt by CTC unless CTC notifies Distributor within three (3) business days of receipt of its refusal thereof.


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      b. Prices. The prices and minimum order quantities for each of the
Products to be supplied to the Distributor will be advised to the Distributor from time to time in the form of Price Lists or quotations with specific validity.

      c. Shipment. All shipments will be made in Distributor's standard packaging or as otherwise agreed. Risk of loss shall be apportioned based on possession of the Product(s).

            (i) Title and risk of loss shall be on Distributor for Products wrapped by and in Distributor's possession. The basis on which CTC will deliver the Products will be F.O.B. the Distributor's dock until such time as Products arrive F.O.B. receiving Customer's dock or comparable facility. Distributor shall be solely responsible for logistics relating to the shipping and delivery of Products to its Customers.

            (ii) It is contemplated that on occasion CTC may take possession of Products wrapped by Distributor prior to distribution. In the event that CTC is in possession of Product, title and risk of loss shall be on CTC while in CTC's possession. Title and risk of loss shall pass from CTC to Distributor when the Products are F.O.B. Distributor's dock.

      d. Acceptance. Distributor may reject any Products which fail to conform within acceptable variances with all relevant and applicable ASTM standards due to defects in the Core. Any claims for rejected Products shall be made in writing within a reasonable time after discovery of defect, such period not to exceed six (6) months of Distributor's receipt of Products and shall state the reasons for rejection with supporting documentation and/or samples. Once a claim is validated, CTC shall promptly replace the Core portions of the properly rejected Products at its expense and will advise the Distributor to ship the rejected Products, freight collect, to CTC or otherwise dispose of them locally in accord with local laws and regulations at the direction of CTC.

      e. Payment. The Distributor shall make payment in United States Dollars to CTC for all Products purchased under this Agreement. Payment must be received from Distributor within thirty (30) days after date of CTC's invoice.

      f. Taxes. The Distributor shall pay for all applicable national, federal, state, provincial, municipal and other government taxes (such as sales, use, excise, value added, or any similar taxes of any kind); all customs, duties, imposts and similar charges; and any other taxes assessable on the Products once title to the Products has passed from CTC to the Distributor.


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      g. Warranty. CTC warrants to the Distributor that the Core portion of the
Products sold hereunder will meet approved standard product specifications of the government or its agencies in the Territory and will conform fully with all specifications, standards and test results agreed upon between the parties in writing. The Distributor warrants to CTC that the wrapped Products sold hereunder will meet approved standard product specifications of the government or its agencies in the Territory and will conform fully with all specifications, standards and test results as agreed upon between the parties in writing. This warranty shall be effective for a period of twelve (12) months after installation of the Products by the end user, but not longer than twenty (20) months from the date of CTC's invoice covering the Products.

            The liability of CTC under this warranty is limited to replacing any of the Products that within the warranty period are determined to be defective due to (i) failure of the Core to meet applicable specifications or tests or
(ii) failure of the Core to perform in normal operation or use or otherwise as part of a finished Product. This determination will be made by CTC on the basis of allegedly defective Product returned to CTC, or on the basis of tests performed by a qualified third party selected by CTC and the Distributor by mutual agreement.

            In the event that the Core is determined to be defective, at CTC's option the Product shall be returned at CTC's expense to CTC, to one of its subsidiaries, or to a third party, or to have it scrapped by the Distributor at CTC's expense. Any value for the aluminum content of the Product realized from such process shall be credited to CTC by the Distributor and the scrap value for any aluminum content shall be provided to CTC.

            THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND OF ANY OTHER OBLIGATION ON THE PART OF CTC.

            Nothing contained in this subparagraph 3(g) is intended to limit or affect the warranty offered by CTC to the first purchaser of the Products, as set forth in the written warranty, if any, provided with the Products.

      h. Product Changes. CTC reserves the right to add, change or delete any of the Products in such manner as it may consider necessary or advisable. CTC agrees to notify the Distributor ninety (90) days before discontinuing a Product. If such additions, changes or deletions result in any material adverse impact, Distributor may exercise the right of unilateral termination in paragraph 4.


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4.    TERM AND RENEWAL; TERMINATION

      a. Term and Renewal. The initial term of this Agreement shall be for a term through 2007, and shall thereafter automatically renew from year to year unless either party gives at least sixty (60) days prior notice of non-renewal or unless this Agreement is terminated earlier in accordance with subparagraph 4(b) or 4(c), below.

      b. Termination for Default. Any material breach of this Agreement by either party shall constitute a default if not remedied within fifteen (15) days' notice of such breach to the other party. In such case, the non-breaching party may terminate this Agreement on ten (10) days' written notice thereafter. This Agreement shall terminate automatically without notice in case there occurs as to either party any of the following, each of which shall constitute just cause for the termination of this Agreement: (i) the institution of voluntary or involuntary bankruptcy, dissolution or liquidation proceedings; (ii) admission of insolvency; (iii) assignment for the befits of creditors; (iv) appointment of a receiver for any part of the business; (v) the taking of equivalent actions under laws applicable to such party; or (vi) if performance by either party is rendered impossible or commercially impracticable.

      c. Unilateral Termination. Distributor may terminate this Agreement unilaterally at any time without cause upon ninety (90) days' written notice to the other party.

      d. Effect of Termination. Upon any termination, the Distributor shall cease being a distributor of CTC and shall cease using any and all trademarks or trade names of CTC and shall dispose of all Products and related property and materials in its possession, at the direction of CTC. Upon termination:

            (i) CTC may direct Distributor to distribute Product in inventory in accordance with approved purchase orders in Distributor's possession.

            (ii) CTC reserves the right to buy back any Products remaining in the Distributor's inventory at close of business on the day of termination, at the F.O.B. CTC's dock price paid by the Distributor plus documented transaction costs directly incurred by the Distributor in order to place the Products in inventory. Prior to providing compensation, CTC will credit any compensation due against Distributor's account balance. Any compensation remaining shall be credited back to Distributor.

            (iii) Neither party shall have any further rights against the other except for amounts due and such other rights as have accrued at the time of the termination of this Agreement.

            (iv) At any time within ninety (90) days of termination, CTC shall have the right during business hours to inspect and make copies of any or all of the Distributor's records pertaining to the purchase or sale of the Products, including lists of existing and potential Customers.


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5.    SALES MATERIALS, TRADEMARKS AND MARKINGS

      a. Sales Materials. CTC will furnish to the Distributor samples and supplies of its standard promotional and technical literature for the Products in reasonable quantities at CTC's cost or at prices determined by CTC. Such literature is subject to revision at any time without prior notice.

      b. Distribution and Alteration. The Distributor will not provide Customers with any materials which are not produced or approved in writing by CTC for use in connection with the sale of the Products. In no event will the Distributor alter or remove any of CTC's Product packaging which provides any information intended by CTC for the ultimate user of the Products. The Distributor shall deliver appropriate technical materials concerning the Products when the Products are first delivered to a Customer, and will replace any technical literature previously distributed with revised technical literature, if requested to do so by CTC.

      c. Trademarks and Trade Names. The Distributor is hereby granted a license to use for the term of this Agreement the trademarks and trade names used by CTC in connection with the Products in the Territory to the extent of such rights. All products sold herein shall bear CTC's marks in accordance with instructions from CTC. Any use of CTC's marks in accordance with this Agreement shall inure to the benefit of CTC and this Agreement shall not operate to transfer or convey any proprietary interests in the marks to Distributor. Such license is also expressly limited to uses necessary to sale of the Products and to performance of the Distributor's obligations under this Agreement, and the Distributor hereby admits and recognizes CTC's exclusive ownership of such marks and names and the renown of CTC's trademarks and trade names throughout the world generally. The Distributor agrees not to take any action inconsistent with CTC's exclusive ownership of such trademarks and trade names, and will abide by any guidelines of CTC for the use of such trademarks and trade names that are communicated to Distributor. CTC has the right to examine and approve the manner in which Distributor uses the marks to insure proper usage of the marks. CTC will advise the Distributor of any filings or registrations that it makes in the Territory relating to the trademarks and trade names.

6.    GENERAL TERMS AND CONDITIONS

      a. Limitation of Liability. Except as otherwise provided, in no event shall CTC be liable for indirect, incidental, special, consequential or punitive damages and in no event shall the liability of CTC arising in connection with any of the Products, whether such liability arises from a claim based on contract, warranty, tort or otherwise exceed the actual amount paid by the Distributor to CTC for such Products.


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      b. Force Majeure. In the event that CTC is unable or fails at any time to supply Products from its regular source of the Distributor is unable or fails to take and accept delivery of the Products, by reason of fire explosion, earthquake, strike or other labor trouble, flood, drought, embargo, war, riot, act of God or the public enemy, action of any governmental authority or agency, delay or failure of carriers or contractors, labor shortage, unavailability of raw materials or any contingency, delay, failure or cause beyond the control of either party, whether or not of the kind specified above, or commercial impracticability, CTC shall not be liable to the Distributor for failure to supply the Products nor shall the Distributor be liable to CTC for failure to take the Products during the period of and to the extent of such disability, provided that failure of the Distributor to obtain and maintain export or import licenses, permits or approvals of governments shall not be covered by force majeure. If by reason of any such contingency, the demand for the normally produced Products, exceeds the ability of CTC to provide such Products, CTC may allocate its available supply of Products among its customers, divisions or affiliates on such basis as CTC in its discretion deems practical. If either party is prevented from performance by any of the events specified in the foregoing provision, the party prevented from performing shall give immediate notice to the other party of the cause and the date of commencement of any such non-performance and shall promptly advise when shipments may be resumed. If the force majeure condition continues for more than sixty (60) consecutive days, either party may terminate this Agreement on ten (10) days' written notice.

      c. Indemnity. Each party ("Indemnifying party") agrees to indemnify and hold harmless the other party and its directors, officers, agents and employees against all claims, losses, liabilities, judgments, costs and expenses (including without limitation reasonable attorney's fees) arising out of or occasioned by (i) any failure by the Indemnifying Party or its employees or agents to comply with the terms of this Agreement or (ii) damage to property or death or personal injury to persons arising out of or occasioned by any act or omission of the Indemnifying Party or its employees or agents. In case of a claim for infringement for which indemnification is applicable, a party receiving a claim or notice of a claim will provide notice to the other party within five (5) days by written notice, fax or confirmed email. The party who is indemnifying shall have the right to control the proceedings through counsel of its choice and to settle the case or claim provided that the indemnifying party secures a full release of the party indemnified. The non-indemnifying party may participate in all such proceedings at its own costs and expense. Further, the parties will cooperate with each other in a reasonable manner at their own expense to provide information and access to personnel related to the defense of such matters. The parties specifically agree that their respective obligations under this subparagraph 6(c) are essential obligations of this Agreement.

      d. Independent Contractor. The Distributor is an independent contractor and not an agent or employee of CTC, and will not hold itself out as, or give any person reason to believe that it is, an agent or employee of CTC. As an independent contractor, the Distributor will not make any representations or warranties of any kind of behalf of CTC, except as authorized by CTC in writing.


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      e. Assignment. The rights and duties of the Distributor under this
Agreement may not be assigned or delegated in whole or in part by operation of law or otherwise without the prior express written consent of CTC .

      f. Enforcement of Terms. Failure by either party to this Agreement at any time or from time to time to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of such party's right to thereafter enforce each and every provision hereof.

      g. Compliance with Laws. Each party shall be responsible for compliance with all applicable laws, rules and regulations applicable to its performance under this Agreement.

      h. Confidential Information. The parties acknowledge and agree to maintain the Confidentiality Agreement having an effective date of May 24, 2003. The Distributor agrees not to disclose to any person outside of its employ, and, for a period of five (5) years from termination of this Agreement, not to use for any purpose other than that to fulfill its obligations under this Agreement, any information concerning customers or markets outside the Territory, or the composition, manufacture or development of any products of CTC or any of its subsidiaries or affiliates that are disclosed to the Distributor by CTC in confidence and which are not otherwise publicly available. The parties specifically agree that the Distributor's obligations under this subparagraph 6(h) are essential obligations of this Agreement.

      i. Entire Agreement. The terms and conditions of this Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and supersede all other written or oral agreements or understandings. As such, the provisions of this Agreement shall take precedence over any conflicting terms set forth in the MOU agreement between the parties. All other conditions, including those on any correspondence or forms of the Distributor, are hereby rejected and shall be of no effect unless expressly signed by both parties. Any amendment to, or modification of, this Agreement must be in writing and signed by both parties to be effective.

      j. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors, permitted assigns, heirs, executors, or administrators of CTC and the Distributor. If more than one corporate person, entity or formal part of the Distributor's organization executes this Agreement, the obligations of all such parties shall be joint and several.

      k. Notices. All notices and other communications hereunder shall be in writing and shall be transmitted either by registered or certified mail (or equivalent), postage prepaid, to the parties hereto at their respective addresses specified herein, or by facsimile to the parties hereto at their respective facsimile numbers, subject to the right of either party to change its address or facsimile number by written notice.


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      l. Consent to Jurisdiction and service of Process. Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the Courts of the State of Kentucky, or, if jurisdiction for the matter exists solely in federal court, in the federal courts located in Kentucky, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such proceeding, and irrevocably submits to the jurisdiction of any such court in any such proceeding. Any and all service of process and any other notice in any such proceeding shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided.

      m. Neutral Construction. The parties have negotiated this Agreement and all of the terms and conditions contained in this Agreement in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement will be construed against any party or in favor of any party (i) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (ii) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement will be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement.

      n. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky, without regard to its conflict of laws principles. The parties hereby expressly exclude the applicability of the United Nations Convention for the International Sale of Goods if the same would otherwise apply hereto.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


GENERAL CABLE INDUSTRIES, INC.            CTC CABLE CORPORATION



By: /s/ Michael J. Andrews                By: /s/ Benton H Wilcoxon
   -----------------------------             -----------------------------

Name: Michael J. Andrews                  Name:Benton H Wilcoxon
     ---------------------------               ---------------------------

Title:Sr.Vice President & General Manager Title: Chief Executive Officer
      -----------------------------------      --------------------------


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                                   EXHIBIT A

Complete list of existing products which compete with the Products of CTC:

None


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